Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made by and between Robin Ross (“Executive”) and Trio Petroleum Corp (the “Company”). Executive and the Company, each a “Party,” are collectively referred to as the “Parties.” This Agreement shall be effective as of July 11, 2024 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company;

WHEREAS, the Parties are entering into this Employment Agreement to set forth the terms and conditions for Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, hereby agree as follows:

1. Employment and Term. Subject to Section 4 hereof, the Company agrees to employ Executive, and Executive agrees to continue to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on July 11, 2024, or such other date mutually agreed (the “Start Date”) and ending December 31, 2027 (the “Term”). On each December 31 during the Term, commencing with December 31, 2027, the Term will be automatically extended for an additional one year, through the following December 31, unless either Party notifies the other Party in writing, not fewer than ninety (90) days prior to such December 31, that it has elected not to extend the Term, in which event the Term shall expire on such December 31. Notwithstanding anything contained herein to the contrary: (i) Executive’s employment with the Company may be terminated by the Company or Executive during the Term, subject to the terms and conditions of this Employment Agreement; and (ii) nothing in this Employment Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Term upon such terms and conditions as the Board of Directors of the Company (the “Board”), and Executive may mutually agree. Executive’s period of employment pursuant to this Employment Agreement shall hereinafter be referred to as the “Employment Period”.

2. Position and Duties. The Company shall employ Executive as its Chief Executive Officer. At all times during the Term, Executive shall report to the Board. During the Term, (a) Executive shall have the duties, powers, and authority as are commensurate with Executive’s position with the Company; (b) Executive shall report only to the Board; and (c) all employees of the Company shall report to Executive or Executive’s designee(s). Executive will primarily work in Toronto, Canada, but may also perform work in Florida and California, in an office provided by the Company, or as otherwise agreed between the Parties. For no additional compensation beyond that provided for in this Agreement, Executive shall serve a member of the Board and as Board Chairman.

3. Efforts. Executive agrees to devote his reasonable efforts and energies to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote a sufficient portion of his business time to perform his duties hereunder in a complete and satisfactory manner. Notwithstanding the foregoing, Executive shall be entitled to engage in (a) service as an employee, consultant or on the board of directors of for-profit companies, businesses or trade organizations at any time during the Term, provided that he shall not provide services in any way to any entity that materially competes with the Company without the Company’s written consent, (b) service on the board of directors of not-for-profit organizations, (c) other charitable activities and community affairs, and (d) management of his personal and family investments and affairs, in each case to the extent such activities do not materially interfere with the performance of his duties to the Company.

4. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay Executive a base salary (“Base Salary”) at a rate of $300,000 USD (Three Hundred Thousand U.S. Dollars) on an annual basis. The Company will pay the Base Salary to the Executive in accordance with the Company’s payroll practices for its employees and consistent with the employees status as a resident of Canada. During the Term, the Company may increase, but not decrease the Base Salary.

(b) Bonus. Executive will be eligible for an annual discretionary bonus of up to one hundred percent (100%) of Executive’s Base Salary actually received in any such year (the “Annual Bonus”), which will be based on a calendar year basis, unless otherwise determined by the Company (the “Bonus Period”). Whether Executive receives an Annual Bonus for any Bonus Period, and the amount of any such Annual Bonus, will be determined by the Company’s compensation committee thereof in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones such as acquiring accretive projects and/or increasing the Company’s market capitalization and to be determined on an annual basis by the Board. Executive must remain an active employee in good standing through the end of any given calendar year, and be an active employee in good standing at the time the Annual Bonus is paid in order to earn an Annual Bonus for the prior Bonus Period. The Annual Bonus will be paid prior to March 15 of the year following the Bonus Period. For the avoidance of doubt, Executive will not be eligible for, and will not earn, any Annual Bonus if Executive’s employment terminates for any reason before the end of the Bonus Period. For the sake of clarity, any bonus paid for any year shall not create any entitlement to a bonus in a future year.

(c) Restricted Stock Grant. Subject to approval by the Board, and pursuant to the Company’s Omnibus Incentive Compensation Plan (as may be amended from time to time, the “Plan”), the Executive shall receive an equity grant of 2,000,000 (two million) Restricted Stock Units to be issued once an increase of shares are approved for the 2022 Equity Incentive Plan by shareholders (expected to occur at our annual shareholder meeting on August 15, 2024) subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) (the “RSUs”), all in accordance with the terms and conditions set forth in the Plan. The anticipated RSUs will be governed by the terms and conditions of the Plan and Executive’s grant agreement (the “RSU Agreement”), and will include an eighteen month vesting schedule, under which 25% of the RSUs will vest 6 months after the vesting commencement date (which will be the grant date), and the remainder shall vest in equal tranches every 3 months thereinafter until either the RSUs are fully vested or Executive’s Continuous Service (as defined in the Plan) terminates, whichever occurs first.

(d) Benefits. Executive shall be eligible to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time. In addition, the Company provides an annual vacation entitlement of 25 days, calculated on a monthly basis. Vacation days are governed by the Company’s policies which may change from time to time.

(e) Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation. Executive shall be entitled to travel in business class on all flights taken with a scheduled duration of over 4 hours.

5. Termination.

(a) At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate Executive’s employment relationship at any time, with or without cause or advance notice. Executive shall, however, provide no less than ninety (90) days’ advance written notice of any termination (the “Notice Period”). During the Notice Period, Executive shall remain an employee of the Company, and shall continue to receive base salary, subject to the terms and conditions of the Plan, but no other compensation. The Company may elect to have Executive not report to work for all or any portion of such Notice Period. The Company shall have the right, at its sole discretion, to accelerate Executive’s termination date to any date subsequent to receiving written notice from Executive, and thus conclude the Notice Period.

(b) Termination Without Cause.

i. The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below).

ii. In the event that the Executive is terminated by the Company without Cause, the Company shall pay Executive, as severance, the equivalent of twelve (12) months of Executive’s Base Salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after Executive’s Separation from Service (as defined below), provided the Separation Agreement (as discussed in Section 6) has become effective.

iii. For purposes of this Agreement, “Cause” for termination will mean: (a) conviction of, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Executive involving fraud, breach of the duty of loyalty, malfeasance or willful misconduct; (c) the failure or refusal by Executive to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Executive’s duties; (f) willful misconduct, or other material violation of Company policy or code of conduct that causes a material adverse effect upon the Company; (g) material uncured breach of any written agreement with the Company (including this Employment Agreement and Exhibit A) (subject to a 10 business day cure right on behalf of the Company); or (h) any action that in the reasonable belief of the Company shall or potentially shall subject the Company to negative or adverse publicity or effects.

(c) Termination for Any Other Reason.

i. Upon a termination for any reason other than as provided in Section 5.2(a) without Cause, then upon Executive’s termination date, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and Executive will not be entitled to any Severance Benefits.

ii. The RS shall be treated as expressly provided in the Plan and the RS Agreements, respectively.

iii. In the event of termination for any reason, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6. Conditions to Receipt of Severance Benefits. In order to receive any Severance Benefits, the termination of Executive’s employment must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and Executive must be in compliance with the terms of this Employment Agreement and the confidentiality obligations set forth in the Restrictive Covenants Agreement (as defined below). Further, the receipt of the Severance Benefits will be conditioned on Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”). No Severance Benefits will be paid or provided until and unless the Separation Agreement becomes effective and any revocation period in the Separation Agreement has expired.

7. Representations. Executive represents and warrants that the execution of this Employment Agreement, Executive’s employment by the Company, and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity, nor does Executive know of any other reason why he would not be able to perform his duties as set forth herein. Further, Executive agrees to indemnify the Company for, and hold the Company harmless from, and against, all claims, including, but not limited to, attorneys’ fees and expenses of investigation, by any third party that may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Employment Agreement. The Company reserves the right to rescind this offer immediately and, if applicable, terminate Executive’s employment, without any further obligation to Executive if before or during Executive’s employment the Company learns that Executive provided false information or made any misrepresentations in connection with Executive’s application for employment with the Company.

8. Tax Matters.

(a) The Company shall withhold all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Employment Agreement.

(b) Notwithstanding anything herein to the contrary, this Employment Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Employment Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Employment Agreement, references to a “termination” or like terms shall mean “separation from service.” Each payment under this Employment Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.

(c) Notwithstanding any provision of this Employment Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A on the date of Executive’s “separation from service,” any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. All tax gross-up payments provided under this Employment Agreement or any other agreement with Executive shall be made or provided by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, in accordance with the requirements of Section 409A.

(d) All reimbursements and in-kind benefits provided under this Employment Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

9. Restrictive Covenants Agreement. Executive shall execute the Company’s Confidentiality, Non-Solicitation, and Non-Compete Agreement, appended hereto, as a condition of execution of this Employment Agreement (the “Restrictive Covenants Agreement”), which is attached hereto as Exhibit A. This Employment Agreement is contingent on Executive complying with the Restrictive Covenants Agreement in all material respects at all times as described therein.

10. Further Assurances. Each of the Parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the Parties hereto.

11. Right to Review and Seek Counsel. Executive acknowledges that Executive has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Employment Agreement, and Executive represents and warrants to the Company (a) that Executive has sought such independent counsel and advice as Executive has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that Executive has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

12. Assignment. Executive may not assign this Employment Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the Company. This Employment Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Executive agrees that this Employment Agreement may be assigned by the Company without the Executive’s consent.

13. Severability. If any portion or provision of this Employment Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Employment Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Employment Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Governing Law. This Employment Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof, provided, however, that the arbitration proceedings, and proceedings to stay or compel arbitration, or to confirm or vacate any arbitration award, shall be governed solely by the Federal Arbitration Act, 9 U.S.C. § 1-402. Except for claims requesting injunctive relief, any dispute or claim arising out of, in connection with, or relating to this Employment Agreement (including without limitation its subject matter, interpretation, or formation) or to Employee’s employment or relationship with the Company shall be resolved by binding arbitration to be held in San Jose, California, before one (1) arbitrator selected by the American Arbitration Association, conducted in accordance with the then-prevailing Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. A copy of these rules can be accessed through the American Arbitration Association’s website (www.adr.org). The prevailing Party shall be entitled to the payment of its reasonable attorney’s fees and costs. The arbitrators’ decision will be final and binding in accordance with the Federal Arbitration Act and may be enforced in any court of competent jurisdiction. The arbitrators will not have the right to modify or change any of the terms of this Employment Agreement. The arbitrator, and not any court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Employment Agreement including any claim that all or any part of this Employment Agreement is void or voidable. The Parties agree that the arbitrator may provide all appropriate remedies at law and equity and will have the power to summarily adjudicate claims and/or enter summary judgment in appropriate cases. In any arbitration proceeding conducted pursuant to this paragraph, the Parties shall have the right to discovery, to call witnesses, and to cross-examine the other Party’s witnesses. The arbitrator shall render a final decision in writing, setting forth the reasons for the arbitration award. Both Parties are bound by this agreement to arbitrate, but it does not include disputes, controversies or differences which may not by law be arbitrated. The Parties agree that the arbitration proceedings described in this Section are to be treated as confidential, and that the Parties will act to protect the confidentiality of the documents, facts, and proceedings related to the arbitration. The Parties waive their right to have any such dispute, claim or controversy decided by a judge or jury in a court. The Parties also agree that each may bring claims against the other only in their individual capacities, and not as a plaintiff or class member in any purported class or collective proceeding. The Parties also agree that each may not bring claims against the other in any purported representative action, except to the extent this statement is unenforceable under the law.

15. Miscellaneous.

(a) Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery, email, or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

(b) Severability. Whenever possible, each provision of this Employment Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Employment Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Employment Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

(c) Waiver. Any waiver of any breach of any provisions of this Employment Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Employment Agreement.

(d) Complete Agreement. This Employment Agreement, together with Exhibit A, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Employment Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

(e) Counterparts. This Employment Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Employment Agreement.

(f) Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(g) Successors and Assigns. This Employment Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Employment Agreement without Executive’s prior written consent. Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

(h) Background Check and Ability to Work. This offer of employment is contingent upon verification of Executive’s identity and authorization to legally work in the United States, a background and reference check, and all other Company practices and procedures as reasonably requested by the Company.

[Signature Page Follows]

Executive Acknowledges And Agree That Executive Has Read And Understand This Employment Agreement And Executive Voluntarily Agrees To The Terms And Conditions Contained Herein.

We look forward to Executive joining the Company. If Executive accepts this offer of employment, please sign and return to Company this Employment Agreement and the Exhibit A attached by no later than July 20, 2024, or this offer shall expire.

In Witness Whereof, the Parties have executed this Employment Agreement on the day and year first written above.

Executive:

/s/ Robin Ross		Date:
Robin Ross

Trio Petroleum Corp.

By:	/s/ Greg Overholtzer	Date:
Name:	Greg Overholtzer
Title:	Chief Financial Officer

Exhibit A

CONFIDENTIALITY, NON-SOLICITATION, AND NON-COMPETE AGREEMENT

This Confidentiality, Non-Solicitation, and Non-Compete Agreement (the “Agreement”) is a legal agreement between you (the “Employee”) and Trio Petroleum Corp and its affiliates and subsidiaries (collectively, the “Company”). Please read it carefully. By accepting the Company’s offer of employment and/or by continuing your employment with the Company, you will be expressly affirming that you acknowledge, understand, accept, and agree to be bound by this Agreement.

RECITALS

A. The Employee has received an offer of employment from the Company and/or is currently working for the Company.

B. As an Employee of the Company, the Employee will become exposed to Confidential Information (as defined below) of the Company and clients of the Company, and the Company has a legitimate, business interest in preventing unauthorized use or transfer of such Confidential Information. Employee acknowledges that maintaining complete privacy and avoiding disclosure of Confidential Information is critically important to the Company and its clients.

C. The Employee is required, as a condition of his or her employment and continued employment, to sign this Agreement.

D. The Employee desires to enter into this Agreement in order to satisfy such condition.

E. The consideration for the Employee’s entering into this Agreement consists of the offer of employment with the Company; continued employment with the Company; and the compensation, benefits, and opportunities that the Employee will receive by virtue of such employment and/or continued employment.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Consideration for Agreement

The Employee acknowledges and agrees that the execution of this Agreement is a condition precedent to his or her employment and/or continued employment with the Company.

2.	Restrictive Covenants: Competition and Clients

The Employee acknowledges and agrees that solely by reason of employment by the Company, the Employee has and will come into contact with a significant number of the Company’s customers and prospective customers and have access to Confidential Information (as defined below) and trade secrets relating thereto, including those regarding the Company’s clients, prospective clients, proprietary business models and strategies, and related information.

Consequently, the Employee covenants and agrees that he or she will not, for a period of twelve (12) months following the end of his or her employment with the Company for any reason, whether voluntary or involuntary (the “Restricted Period”), directly or indirectly: (i) enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below); (ii) engage in any directly Competitive Business for his own account; (iii) become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; (iv) initiate contact with, or respond to inquiries from, customers the Company for the purpose of providing products or services of the type provided by the Employee while employed by the Company; (v) encourage investors, clients or prospective investors or clients of the Company to terminate, cancel, not renew, or not place business with the Company, or to place business with another company which is similar to the business of the Company; or (vi) perform or supervise the performance of services or provision of products of the type sold or provided by the Employee while he or she was employed by the Company on behalf of any customers or prospective customers of the Company. These restrictions shall apply only to those customers of the Company with which the Employee had contact or about which the Employee obtained or had access to Confidential Information or trade secrets during the last two (2) years of his or her employment with the Company. For the purposes of this Section 2: (a) the term “contact” means interaction between the Employee and the customer which takes place to further the business relationship, or making (or assisting or supervising the making of) sales to or performing or providing (or assisting or supervising the performance or provision of) services or products for the customer on behalf of the Company; (b) the term “contact” with respect to a “prospective” customer means interaction between the Employee and a potential customer of the Company which takes place to obtain the business of the customer on behalf of the Company; and (c) the term “Competitive Business” shall mean any business or enterprise: (1) that is an upstream oil and gas exploration and production company focused on the geographic region of the United States and Canada, or (2) in which the Company engages in or has made material steps to engage in during the Term pursuant to a determination of the Board and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment. Nothing in this Agreement shall preclude Executive from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (4.9%) of the publicly-traded equity securities of such Competitive Business.

3.	Restrictive Covenants: Employees

The Employee acknowledges and agrees that solely as a result of employment with the Company, and in light of the broad responsibilities of such employment which include working with other employees of the Company, the Employee has and will come into contact with and acquire Confidential Information and trade secrets regarding the Company’s other employees and its principals. Accordingly, the Employee covenants and agrees that both during his or her employment with the Company and during the Restricted Period, the Employee will not, either on the Employee’s own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, (a) solicit, hire, encourage, or assist others to solicit or to hire any individual who worked for the Company during the last two (2) years of Employee’s employment with the Company; or (b) encourage any such individuals to terminate their employment or other working relationship with the Company, or to breach their obligations to the Company.

4.	Restrictive Covenants: Confidentiality And Non-Disparagement

The Employee agrees that he or she will not, during his or her employment with the Company or at any time after such employment ends for any reason (whether voluntary or involuntary), use for his or her own or another’s purposes, or disclose to any other person or entity (other than in the proper course of employment with the Company) any Confidential Information. This Section 4(a) shall not apply to any part of such Confidential Information that comes into the public domain otherwise than by reason of an unauthorized disclosure, or that is disclosed to the Employee on a non-confidential basis by a third party who is not bound by a duty of confidentiality. “Confidential Information” shall be given its broadest possible interpretation and shall mean any and all information of the Company, its affiliates, subsidiaries, and parents(collectively, “Company Entities”), including without limitation: (i) financial and business information relating to any Company Entity, such as information with respect to costs, fees, profits, revenues, markets, mailing/client lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures and new marketing ideas; (ii) product and technical information relating to any Company Entity, such as software, software codes, computer models and research and development projects; (iii) customer or investor information, such as the identity of any Company Entity’s clients or investors, the names of representatives of Company Entity customer or investors responsible for entering into contracts with a Company Entity, the amounts paid by such investors or customers to any Company Entity, specific customer or investor needs and requirements, specific customer or investor risk characteristics, and specific customer or investor preferences; (iv) personnel information, such as the identity and number of any Company Entity’s other employees and officers, their salaries, bonuses, benefits, skills, qualifications, and abilities; (v) any and all information in whatever form relating to any customer or prospective customer of a Company Entity, including but not limited to its business, employees, operations, systems, assets, liabilities, finances, products, and marketing, selling and operating practices; (vi) any information related to any security system of any Company Entity or any of employees, (vii) any and all information pertaining to the business and or personal affairs of the Company’s partners, members and employees, including but not limited to their personal lives, characteristics, opinions, ideas, conduct, habits or background or their business or financial condition, affairs, dealings or operations or their personal database, personal photographs or videotapes, purchases, travel itineraries, social interactions, tax information, emails, private conversations, phone calls and correspondence; (viii) any information not included in (i) through (vii), above, which the Employee knows or should know is subject to a restriction on disclosure or which the Employee knows or should know is considered by any Company Entity’s clients or prospective clients to be confidential, sensitive, proprietary, or a trade secret or is not readily available to the public; or (ix) intellectual property, including inventions and copyrightable works. Confidential Information is not generally known or available to the general public, but has been developed, compiled, or acquired by the Company at its effort and expense. Confidential Information can be in any form, including but not limited to verbal, written, or machine readable, including electronic files. By way of example but not limitation of the foregoing, Confidential Information may be acquired by observing documents, things, people or events, by direct communication with clients or others or by overhearing conversations in person or over the telephone or otherwise.

Immediately upon the termination of employment with the Company for any reason, or at any time the Company so requests, the Employee will return to the Company: (i) any originals and all copies of all files, notes, documents, slides (including transparencies), computer disks, printouts, reports, lists of the Company’s clients or leads or referrals to prospective clients, and other media or property in the Employee’s possession or control that contain or pertain to Confidential Information or trade secrets; and (ii) all property of the Company, including, but not limited to, supplies, keys, access devices, books, identification cards, computers, telephones and other equipment. The Employee agrees that upon completion of the obligations set forth in this subparagraph, and if requested by the Company, the Employee will execute a statement declaring that he or she has retained no property of the Company or materials containing Confidential Information, nor has he or she supplied the same to any person, except as required to carry out his or her duties as an employee of the Company.

The Employee further agrees that, except as required by law, the Employee will not do or say (or omit to do or say) anything that is intended, or might reasonably be expected, to harm or disparage the Company Entities, any of its or their clients or prospective clients or any of the Company Entity’s employees or to impair the reputation of any of the foregoing, or the reputation of any of its services, products, officers, or employees.

Employee further agrees that Employee shall not, on Employee’s own initiative or in response to an inquiry, discuss or disclose, in any medium, any matters affecting or concerning any Company Entity with a member of the media, unless a duly authorized representative of the affected Company Entity has provided prior written consent. Any media inquiries regarding either of the aforementioned should be referred immediately to Employee’s immediate superior.

5.	Inventions

Employee hereby assigns to the Company all of Employee’s right, title and interest in and to, and shall disclose promptly to the Company, any and all work product, trade secrets, developments, processes, inventions, ideas and discoveries, and works of authorship developed, discovered, improved, authored, derived, invented or acquired by Employee during the period of Employee’s employment by the Company (collectively, “Work Product”), whether or not during business hours, that are either related to the scope of Employee’s employment by the Company or make use, in any manner, of the resources of the Company, and agrees that such Work Product shall be and shall remain the exclusive property of the Company. Employee further agrees that all Work Product that is made by Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment relationships constitutes “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by Employee’s salary. Employee agrees to execute any documentation required by the Company to protect its rights hereunder and appoints the Company as attorney-in-fact to execute any documentation to protect the Company’s rights pursuant to this Agreement should Employee be unwilling or unable to do so, and to further agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Work Product and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights; provided, however, that the Employee and the Company understand that Work Product shall not include any invention which qualifies fully under the provisions of subdivision (a) of California Labor Code Section 2870, other than those stated in subsections (1) and (2) thereof.

6.	Employee’s Acknowledgment

The Employee hereby expressly acknowledges and agrees that (a) the restrictions and obligations set forth in and imposed by Sections 1-5 will not prevent Employee from obtaining gainful employment in Employee’s field of expertise or cause Employee undue hardship; and (b) the restrictions and obligations imposed on Employee under Sections 1-5 are necessary to protect the legitimate business interests of the Company including its Confidential Information, and are reasonable in view of the benefits and consideration Employee has received or will receive from the Company. Employee agrees to provide a copy of this Agreement to any prospective employer or business partner prior to accepting employment or entering into any other business relationship with such prospective employer or business partner.

7.	Exceptions.

Nothing in this provision is intended to prohibit or prevent you from participating or testifying in any administrative, legislative, or judicial proceeding, concerning alleged criminal conduct or alleged sexual harassment if requested or required by a court or arbitrator’s order, subpoena, or written request from and administrative agency or legislature. Nor shall anything herein bar you from reporting or receiving any whistleblower award under any governing program.

Also, under the federal Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret, provided the disclosure: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. Additionally, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court or arbitration proceeding, provided the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court or arbitrator’s order.

8.	Equitable Relief

In recognition of the fact that irreparable injury will result to the Company in the event of a breach by the Employee of his or her obligations under Sections 1-5 of this Agreement, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Employee acknowledges, consents, and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to (a) specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Employee and persons acting for or in connection with the Employee and (b) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company in seeking to enforce the provisions of this Agreement.

9.	Severability

The parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect Confidential Information and trade secrets, client relationships, and goodwill. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law and public policies. Accordingly, if any particular portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such invalid portion, and reformed to the extent valid and enforceable. Such deletion and reformation shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

10.	Other Agreements and Obligations Survive

Neither the Employee nor the Company intends to waive or release the applicability of any other more extensive legal or contractual obligations the Employee may owe the Company at any particular time, including under any employment agreement between the Employee and the Company whether executed prior to this Agreement or at any time hereafter with regard to the subject matters of Sections 1-5.

The obligations of the Employee under this Agreement shall be independent of, and unaffected by, and shall not affect, other agreements, if any, binding the Employee that apply to the Employee’s business activities during and/or subsequent to the Employee’s employment by the Company, including any employment agreement between the Employee and the Company whether executed prior to this Agreement or at any time hereafter. The obligations under this Agreement also shall survive any changes made in the future to the employment terms of the Employee, including, but not limited to, changes in salary, benefits, bonus or incentive compensation, job title, and job responsibilities.

11.	Employment Unaltered

The Employee understands that this Agreement does not constitute a contract of employment and does not promise or imply that his or her employment will continue for any period of time. Unless otherwise agreed to under any employment or other agreement between the Employee and the Company whether executed prior to this Agreement or at any time hereafter, employment with the Company is “at will” and may be terminated either by the Employee or the Company at any time, for any or no reason, and with or without notice.

12.	Binding Effect; Assignment

The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any of its subsidiaries or affiliates to whose employ he or she may be transferred without the necessity that this Agreement be re-signed at the time of such transfer. Further, the rights of the Company hereunder may be assigned, without consent of the Employee, at any time, to any successor in interest of the Company, or any portion thereof, by reason of merger, consolidation, sale, lease or other disposition of any or all of the assets or stock of the Company.

13.	Governing Law and Choice of Forum

This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to its conflict of law provisions. The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, agree that any action or proceeding with respect to this Agreement shall be brought as provided in the Employment Agreement to which this Agreement is appended.

14.	Non-Waiver

The failure of either the Company or the Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege, nor of the same right, power, or privilege in any other instance. Any waiver by the Company or by the Employee must be in a written or electronic instrument signed by either the Employee, if the Employee is seeking to waive any of his or her rights under this Agreement, or by a senior executive officer of the Employer, if the Company is seeking to waive any of its rights under this Agreement.

15.	Modification

No modification of this Agreement shall be valid unless made in a written or electronic instrument signed by both parties hereto, wherein specific reference is made to this Agreement.

16.	Cooperation

Both during the Employee’s employment with the Company and after the termination thereof for any reason, the Employee agrees to provide cooperation as reasonably requested by the Company regarding any claim, potential claim, or regulatory matter to which the Employee has knowledge.

17.	Subpoena

In the event that you receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information you agree to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, you shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by you not permitted by this Agreement.

In Witness Whereof, the Parties have executed this Confidentiality, Non-Solicitation, and Non-Compete Agreement on the day and year first written above.

Executive:

/s/ Robin Ross		Date:
Robin Ross

Trio Petroleum Corp.

By:	/s/ Greg Overholtzer	Date:
Name:	Greg Overholtzer
Title:	Chief Financial Officer